   Exhibit 99.1

(WPS RESOURCES CORPORATION LETTERHEAD)

For immediate release:                                                                                   For more information, contact:
August 13, 2004                                                                                            Media Hotline

Wisconsin Public Service Promotes Schrock, Borgard

Green Bay, WI - Chief Executive Officer Larry L. Weyers recently announced the August 15, 2004, promotions of Charlie Schrock and Larry Borgard at Wisconsin Public Service Corporation's Green Bay headquarters. Public Service is a subsidiary of WPS Resources Corporation (NYSE:WPS).

Schrock, 51, was promoted to President and Chief Operating Officer - Generation and will have responsibility for all of the company's electric generation facilities and projects, including the proposed Weston 4 plant and the recently announced plans for a joint plant with Alliant Energy. Mr. Schrock joined the company in 1979 as an Associate Engineer and has previously held the positions of Nuclear Licensing Supervisor, Kewaunee Nuclear Plant Manager, and Senior Vice President, among others.

Schrock is a native of Detroit, Michigan, and a graduate of St. Agatha High School in Redford Township, Michigan, and the University of Michigan. He holds B.S. and Masters degrees in Nuclear Engineering.

Borgard, 42, was named President and Chief Operating Officer - Energy Delivery. He will continue to lead the company's distribution and customer service business units, as well as the energy supply, system operating and other functions. Borgard began his career at Public Service in 1984 as an Associate Engineer. He has also held the positions of Oshkosh Division Engineer, General Manager - Transmission, Vice President - Transmission, and Vice President - Distribution and Customer Service.

Borgard is a native of Stratford, N.J. He graduated from Sterling High School in Somerdale, N.J., and later graduated from Michigan State University with a B.S. in Electrical Engineering. He also holds a Masters Degree in Business Administration from the University of Wisconsin - Oshkosh.

///END///